EXHIBIT 99.2

NOTICE OF STOCK OPTION GRANT
(UNITED STATES, CANADA, UNITED KINGDOM)

ACHIEVE LIFE SCIENCES, INC.
GRANT NUMBER:

You have been granted an Option to purchase shares of Common Stock of the Company under in this Notice of Stock Option Grant (the “Notice of Grant”) and the attached Stock Option Agreement, including any special terms and conditions for your country set forth in the appendix attached thereto (collectively, the “Option Agreement”). subject to the terms and conditions of this Notice of Grant and the Option Agreement.

Name:
Address:
Number of Shares:
Exercise Price Per Share:
Date of Grant:
Vesting Commencement Date:
Type of Option:	__X__ Non-Qualified Stock Option
Expiration Date:
Vesting Schedule:

Twenty-five percent (25%) of the shares subject to the Inducement Option shall vest on the one-year anniversary of the Vesting Commencement Date. Thereafter, the remaining unvested shares subject to the Inducement Option shall vest in thirty-six successive equal monthly installments (rounded down to the nearest whole shares, except for the last vesting installment) on the same day of the month as the Vesting Commencement Date (or if there is no corresponding day in any such month, on the last day of such month), subject to the Grantee’s Continuous Service (as defined in the Inducement Option Agreement) through each such date, such that all shares subject to the Inducement Option will be fully vested and exercisable on the fourth (4th) anniversary of the Vesting Commencement Date.

(Signature page follows.)

Unless otherwise defined herein, the terms defined in the Achieve Life Sciences, Inc. (the “Company”) 2018 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Grant and the attached Option Agreement.

By accepting (whether in writing, electronically, or otherwise) the Option, you acknowledge and agree to the following:

1)

You understand that your Service is for an unspecified duration, can be terminated at any time (i.e., is “at-will”) except where otherwise prohibited by applicable law, and that nothing in this Notice or the Option Agreement changes the nature of that relationship.  You acknowledge that the vesting of the Option pursuant to this Notice is subject to your continuing Service.  To the extent permitted by applicable law, you agree and acknowledge that the Vesting Schedule may change prospectively in the event that your Service status changes between full- and part-time and/or in the event you are on a leave of absence, in accordance with Company policies relating to work schedules and vesting of Awards or as determined by the Committee.

2)

This grant is made under and governed by the Option Agreement, and this Notice, and this Notice is subject to the terms and conditions of the Option Agreement, which is incorporated herein by reference.  You have read the Notice and the Option Agreement.

3)	You have read the Company’s Insider Trading Policy, and agree to comply with such policy, as it may be amended from time to time, whenever you acquire or dispose of the Company’s securities.
4)	By accepting the Option, you consent to electronic delivery and participation as set forth in the Option Agreement.

PARTICIPANT

By:
Name:

ACHIEVE LIFE SCIENCES, INC.

By:
Name:
Title:

STOCK OPTION AGREEMENT
ACHIEVE LIFE SCIENCES, INC.

You have been granted an Option by Achieve Life Sciences, Inc. (the “Company”), to purchase Shares (the “Option”), subject to the terms, restrictions and conditions of the Notice of Stock Option Grant (the “Notice of Grant”) and this Stock Option Agreement, including any special terms and conditions for your country set forth in the appendix attached hereto (the “Appendix”) (collectively, the “Agreement”).

1.Grant of Option.  You have been granted the Option for the number of Shares set forth in the Notice of Grant at the Exercise Price per Share set forth in the Notice of Grant.

This Option is intended to be treated as a Nonqualified Stock Option (“NSO”).

2.Termination.

(a)General Rule.  If your Service terminates for any reason except death or Disability, and other than for Cause, then this Option will expire at the close of business at Company headquarters on the date three months after your termination of Service (subject to the expiration detailed in Section 6).  If your Service is terminated for Cause, this Option will expire upon the date of such termination.

You acknowledge and agree that the vesting schedule set forth in the Notice of Grant may change prospectively in the event that your service status changes between full and part-time status in accordance with Company policies relating to work schedules and vesting of awards.  You acknowledge that the vesting of the Shares pursuant to this Agreement is earned only by continuing Service.

(b)Death; Disability.  If you die before your Service terminates (or you die within three months of your termination of Service other than for Cause), then this Option will expire at the close of business at Company headquarters on the date 12 months after the date of death (subject to the expiration detailed in Section 6).  If your Service terminates because of your Disability, then this Option will expire at the close of business at Company headquarters on the date 12 months after your termination date (subject to the expiration detailed in Section 6).

(c)Termination Date.  For purposes of this Option, your Service will be considered terminated as of the date you are no longer actively providing services to the Company or a Parent, Subsidiary or Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where you are employed or engaged or the terms of your employment or consulting agreement, if any), and your period of Service will not include any contractual notice period or any period of “garden leave” or similar period mandated under labor laws in the jurisdiction where you are employed or engaged or the terms of your employment or consulting agreement, if any.  The Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of this Option (including whether you may still be considered to be providing services while on a leave of absence).

(d)No Notice.  You are responsible for keeping track of these exercise periods following your termination of Service for any reason.  The Company will not provide further notice of such periods.  In no event shall this Option be exercised later than the Expiration Date set forth in the Notice of Grant.

3.Exercise of Option.

(a)Right to Exercise.  This Option is exercisable during its term in accordance with the vesting schedule set forth in the Notice of Grant and this Agreement.  In the event of your death, Disability, or other cessation of Service, the exercisability of the Option is governed by the applicable provisions of the Notice of Grant and this Agreement.  This Option may not be exercised for a fraction of a Share.

(b)Method of Exercise.  This Option is exercisable by delivery of an exercise notice in a form specified by the Company (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company.  The Exercise Notice shall be delivered in person, by mail, via electronic mail or by other authorized method to the Secretary of the Company or other person designated by the Company.  The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares.  This Option shall be deemed to be exercised upon receipt by the Company of a fully executed Exercise Notice accompanied by the aggregate Exercise Price and any applicable withholding of Tax-Related Items as detailed in Section 8 below.

(c)Exercise by Another.  If another person wants to exercise this Option after it has been transferred to him or her in compliance with this Agreement, that person must prove to the Company’s satisfaction that he or she is entitled to exercise this Option.  That person must also complete the proper Exercise Notice form (as described above) and pay the Exercise Price (as described below) and any applicable withholding of Tax-Related Items as described below.

4.Method of Payment.  Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at your election:

(a)your personal check, wire transfer, or a cashier’s check;

(b)for U.S. taxpayers only: certificates for shares of Company stock that you own, along with any forms needed to effect a transfer of those shares to the Company; the value of the shares, determined as of the effective date of the Option exercise, will be applied to the Exercise Price.  Instead of surrendering shares of Company stock, you may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the Exercised Shares issued to you.  However, you may not surrender, or attest to the ownership of, shares of Company stock in payment of the Exercise Price of your Option if your action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes;

(c)cashless exercise through irrevocable directions to a securities broker approved by the Company to sell all or part of the Exercised Shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the Exercise Price and any withholding of Tax-

Related Items.  The balance of the sale proceeds, if any, will be delivered to you.  The directions must be given by signing a special notice of exercise form provided by the Company; or

(d)other method authorized by the Company.

5.Non-Transferability of Option.  In general, except as provided below, only you may exercise this Option prior to your death.  You may not transfer or assign this Option, except as provided below.  For instance, you may not sell this Option or use it as security for a loan.  If you attempt to do any of these things, this Option will immediately become invalid.

However, if you are a U.S. taxpayer, you may dispose of this Option in your will or in a beneficiary designation.  If you are a U.S. taxpayer, then the Committee may, in its sole discretion, allow you to transfer this Option as a gift to one or more family members.  For purposes of this Agreement, “family member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in- law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships), any individual sharing your household (other than a tenant or employee), a trust in which one or more of these individuals have more than 50% of the beneficial interest, a foundation in which you or one or more of these persons control the management of assets, and any entity in which you or one or more of these persons own more than 50% of the voting interest.  In addition, if you are a U.S. taxpayer, then the Committee may, in its sole discretion, allow you to transfer this Option to your spouse or former spouse pursuant to a domestic relations order in settlement of marital property rights.  The Committee will allow you to transfer this Option only if both you and the transferee(s) execute the forms prescribed by the Committee, which include the consent of the transferee(s) to be bound by this Agreement.

This Option may not be transferred in any manner other than by will or by the laws of descent or distribution or court order and may be exercised during the lifetime of you only by you, your guardian, or legal representative, as permitted in applicable local laws.  The terms of this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.

6.Term of Option.  This Option shall in any event expire on the expiration date set forth in the Notice of Grant, which date is ten years after the grant date.

7.Tax Consequences.  You should consult a tax adviser for tax consequences relating to this Option in the jurisdiction in which you are subject to tax.  YOU SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES. You will not be allowed to exercise this Option unless you make arrangements acceptable to the Company to pay any withholding of Tax-Related Items.

8.Responsibility for Taxes.  Regardless of any action the Company or, if different, your actual employer (the “Employer”) takes with respect to any or all income tax, social insurance contributions, payroll tax, fringe benefits tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of this Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.  You acknowledge that if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to exercise of the Option, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Item withholding and payment on account obligations of the Company and/or the Employer.  In this regard, you authorize the Company and/or the Employer, and their respective agents, at their discretion, to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer.  With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be issued to you when you exercise this Option, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf and pursuant to this authorization), (c) your payment of a cash amount, or (d) any other arrangement approved by the Company; all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided, however, that if you are a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (a)-(d) above, and the Committee shall establish the method prior to the taxable or withholding event.  The Fair Market Value of these Shares, determined as of the effective date of the Option exercise, will be applied as a credit against the Tax-Related Items.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Shares equivalent.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your grant of the Option or your purchase of Shares that cannot be satisfied by the means previously described.  You acknowledge that the Company has no obligation to deliver Shares to you until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section.

9.Nature of Grant.  In accepting this Option, you acknowledge, understand and agree that:

(a)the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of stock options, or benefits in lieu of stock options, even if stock options have been granted in the past;

(b)all decisions with respect to future stock options or other grants, if any, will be at the sole discretion of the Company;

(c)you are voluntarily participating in the grant of the Option;

(d)this Option and any Shares acquired thereunder, and the income and value of same, are not intended to replace any pension rights or compensation;

(e)this Option and any Shares acquired thereunder, and the income and value of same, are not part of normal or expected compensation for purpose of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or payments or welfare benefits or similar payments;

(f)unless otherwise agreed with the Company, this Option and any Shares acquired thereunder, and the income and value of same, are not granted as consideration for, or in connection with, any Service you may provide as a director of any Parent, Subsidiary or Affiliate;

(g)the future value of the Shares underlying this Option is unknown, indeterminable, and cannot be predicted with certainty;

(h)if the underlying Shares do not increase in value, this Option will have no value;

(i)if you exercise this Option and acquire Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;

(j)no claim or entitlement to compensation or damages shall arise from forfeiture of this Option resulting from the termination of your Service (for any reason whatsoever, whether or not later found to be invalid or in breach of labor laws in the jurisdiction where you are employed or engaged or the terms of your employment or service agreement, if any), and in consideration of the grant of this Option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, the Employer or any Parent, Subsidiary or Affiliate, waive your ability, if any, to bring any such claim, and release the Company, the Employer or any Parent, Subsidiary or Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by accepting the Option, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(k)if you are providing Service outside the United States, neither the Employer, the Company nor any Parent, Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of this Option or of any amounts due to you pursuant to the exercise of this Option or the subsequent sale of any Shares acquired upon exercise.

10.Data Privacy.  You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and any Parent, Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing your Option.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all stock options or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Option.

You understand that Data will be transferred to the Company’s broker, or other third party (“Online Administrator”) and its affiliated companies or such other stock plan service provider as may be designated by the Company from time to time that is assisting the Company with the implementation, administration and management of the Option.   You understand that the recipients of Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country.  You understand that if you reside outside the United States, he or she may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative.  You authorize the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Option to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purposes of implementing, administering and managing your Option.  You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Option.  You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.  Further, you understand that you are providing the consents herein on a purely voluntary basis.  If you do not consent, or if you later seek to revoke your consent, your Service status and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing your consent is that Company would not be able to grant you stock options or other equity awards or administer or maintain such awards.  Therefore, you understand that refusing or withdrawing your consent may affect your ability to receive or exercise the Option.  For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Finally, upon request of the Company or the Employer, you agree to provide an executed data privacy consent form (or any other agreements or consents) that the Company or the Employer may deem necessary to obtain from you for the purpose of administering the Option in compliance with the data privacy laws in your country, either now or in the future.  You understand and agree that you will not be able to receive or exercise the Option if you fail to provide any such consent or agreement requested by the Company and/or the Employer.

11.Acknowledgement.  The Company and you agree that this Option is granted under and governed by the Notice of Grant and this Agreement.  You: (i) acknowledge receipt of a copy of the prospectus, (ii) represent that you have carefully read and are familiar with the provisions in the grant documents, and (iii) hereby accept this Option subject to all of the terms and conditions set forth in this Agreement and those set forth in the Notice of Grant.  You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Notice of Grant and this Agreement.

12.Consent to Electronic Delivery and Acceptance of All Documents and Disclosures.  By your acceptance of this Option, you consent to the electronic delivery of the Notice of Grant, this Agreement, account statements, prospectuses required by the SEC, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its stockholders (including, without limitation, annual reports and proxy statements) or other communications or information related to this Option.  Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Option, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion.  You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at jbencich@achievelifesciences.com.  You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. You agree to accept and manage the Option through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.  Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at Jbencich@achievelifesciences.com. Finally, you understand that you are not required to consent to electronic delivery.

13.Compliance with Laws and Regulations.  The exercise of this Option will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer, which compliance the Company shall, in its absolute discretion, deem necessary or advisable.  You understand that the Company is under no obligation to register or qualify the Common Stock with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares.  Further, you agree that the Company shall have unilateral authority to amend this Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.  Finally, the Shares issued pursuant to this Agreement shall be endorsed with appropriate legends, if any, determined by the Company.

14.No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your grant or exercise of the Option, or your acquisition or sale of the underlying Shares.  You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your Option before taking any action related to the Option.

15.Governing Law; Venue.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.  For purposes of litigating any dispute that may arise directly or indirectly from the Notice of Grant and this Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California in San Diego County, California or the federal courts of the United States for the Southern District of California and no other courts.

16.Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

17.No Rights as Employee, Director or Consultant.  Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent, Subsidiary or Affiliate of the Company, to terminate your Service, for any reason, with or without Cause.

18.Adjustment.  If the number or class of outstanding Shares is changed by a stock dividend, extraordinary dividends or distributions (whether in cash, shares or other property, other than a regular cash dividend), spin-off, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then the number of Shares covered by this Option and the Exercise Price per Share shall be proportionately adjusted, at the same time and in the same manner as such adjustments are made under Section 2.6 of the Plan, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.

19.Lock-Up Agreement.  In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, you hereby agree not to sell, make any short sale of, loan, grant any Option for the purchase of, or otherwise dispose of any securities of the Company however and whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the public offering; provided however that, if during the last seventeen (17) days of the restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the restricted period, then, upon the request of the managing underwriter, to the extent required by any FINRA rules, the restrictions imposed by this Section shall continue to apply until the end of the third trading day following the expiration of the fifteen (15)-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.  In no event will the restricted period extend beyond two hundred sixteen (216) days after the effective date of the registration statement.

20.Award Subject to Company Clawback or Recoupment.  To the extent permitted by applicable law, the Option shall be subject to clawback or recoupment pursuant to any clawback or recoupment policy adopted by the Board or required by law during the term of your employment or other Service that is applicable to you.  In addition to any other remedies available under such policy, applicable law may require the cancellation of your Option (whether vested or unvested) and the recoupment of any gains realized with respect to your Option.

21.Entire Agreement; Enforcement of Rights.  This Agreement and the Notice of Grant constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning this Option are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

22.Insider Trading Restrictions/Market Abuse Laws.  You acknowledge that, depending on your country, the broker’s country, or the country in which the Shares are listed, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to, directly or indirectly, acquire or sell the Shares or rights to Shares under the Option during such times as you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdiction). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before possessing the inside information. Furthermore, you may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  You acknowledge that it is your responsibility to comply with any applicable restrictions and understand that you should consult your personal legal advisor on such matters.  In addition, you acknowledge that you have read the Company’s Insider Trading Policy, and agree to comply with such policy, as it may be amended from time to time, whenever you acquire or dispose of the Company’s securities.

23.Foreign Asset/Account, Exchange Control and Tax Reporting. You may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash resulting from your grant or exercise of the Option. You may be required to report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in your country and/or repatriate funds received in connection with the Option within certain time limits or according to specified procedures.  You acknowledge that you are responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult your personal legal and tax advisors on such matters.

24.Language.  If you have received this Agreement or any other document related to this Option translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

25.Appendix. Notwithstanding any provisions in this Agreement, this Option shall be subject to any special terms and conditions set forth in any Appendix hereto for your country.  Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

26.Imposition of Other Requirements.  The Company reserves the right to impose other requirements on this Option and on any Shares acquired thereunder, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

27.Waiver.  You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.

BY ACCEPTING THIS OPTION, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE.

APPENDIX

ADDITIONAL TERMS AND CONDITIONS TO
STOCK OPTION AGREEMENT
ACHIEVE LIFE SCIENCES, INC.

Capitalized terms, unless explicitly defined in this Appendix, shall have the meanings given to them in the Stock Option Agreement, the Notice of Grant or in the Plan.

Terms and Conditions

This Appendix includes special terms and conditions that govern this Option if you reside and/or work in one of the countries listed below.  If you are a citizen or resident (or are considered as such for local law purposes) of a country other than the country in which you are currently residing and/or working, or if you transfer to another country after receiving this Option, the Company shall, in its discretion, determine to what extent the special terms and conditions contained herein shall be applicable to you.

Notifications

This Appendix also includes information regarding securities, exchange control, foreign asset/account reporting, tax and certain other issues of which you should be aware with respect to your Option.  The information is based on the securities, exchange control, tax and other laws in effect in the respective countries as of the dates set forth below.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that you not rely on the information contained herein as the only source of information relating to the consequences of your grant or exercise of the Option because the information may be out of date at the time you exercise this Option or at the time you sell any Shares acquired thereunder.  In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result.  Therefore, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your individual situation.

If you are a citizen or resident (or are considered as such for local tax purposes) of a country other than the country in which you are currently residing and/or working, or if you transfer to another country after the grant of this Option, the information contained herein may not be applicable to you in the same manner.

CANADA (July 2021)

Securities Laws

The Option is being offered in Canada pursuant to certain exemptions applicable under Canadian securities law from the requirement that the Company prepare and file a prospectus with the relevant Canadian securities regulatory authorities. Accordingly, any resale of securities must be made in accordance with applicable Canadian securities law.

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You are permitted to sell shares acquired under the Option through the designated broker (if any) appointed under the Option, provided that the resale of shares acquired under the Option takes place outside of Canada through the facilities of a stock exchange on which the shares are listed.

Foreign Asset Reporting

You are required to report any cash or share accounts held in a foreign institution where the value of the asset is more than CAD 100,000. The information must be submitted to the Canada Revenue Agency (on Form T1135, Foreign Income Verification Statement) by April 30.

Employment Considerations

You acknowledge and agree that your period of employment for purposes of the Option will, except to the minimum extent required by employment standards legislation, be determined without regard to any period of statutory, contractual, common law, civil law or other notice of termination of employment or any period of salary continuance or deemed employment, regardless of whether the termination of employment is otherwise lawful.

Language Considerations

The following provisions will apply if you are a resident of Quebec:

Language Consent. The parties have expressly requested that this document, all documents incorporated into it by reference, any notices or other documents to be given under it, and other documents related to it be drawn up in the English language.

Les parties aux présentes ont expressément exigés que la présente convention et tous les documents qui y sont incorporés par renvoi, ainsi que tout avis donné en vertu de la dite convention ou tout autre document qui s’y rapporte, soient rédigés en anglais.

Tax Considerations

Notwithstanding any provision of the Option documentation to the contrary, the Company may permit you to surrender a portion of your shares to the Company for a cash payment which shall be used to satisfy the applicable withholding taxes, whose value is equal to such amount. Any adverse consequences arising in connection with such surrender procedure will be your sole responsibility.

UNITED KINGDOM (July 2021)

Employment Considerations

You waive all rights to compensation or damages in consequence of the termination of your office or employment with the Company or any affiliate for any reason whatsoever (whether lawful or unlawful and including in circumstances giving rise to a claim for wrongful dismissal) in so far as those rights arise or may arise from you ceasing to hold or being able to receive any benefit under

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the Option, or from the loss on diminution in value of any rights or entitlements in connection with the Option.

Notwithstanding any other provision of the Option, any benefit provided under the Option will not form part of your entitlement to remuneration or benefits pursuant to your contract of employment nor does the existence of a contract of employment between you and the Company give you any right or entitlement to receive any benefit under the Option nor any expectation that any benefits will or might be granted to you whether subject to any conditions or at all.

Your rights and obligations under the terms of your contract of employment with the Company will not be affected by being able to receive any benefits in connection with the Option.

You acknowledge and agree that your period of employment for purposes of the Option will be determined without regard to any period of statutory, contractual, common law, civil law or other notice of termination of employment or any period of salary continuance or deemed employment, regardless of whether the termination of employment is otherwise lawful.

Tax Considerations

As a condition of your participation in the Option, you unconditionally and irrevocably agree:

(i)    to indemnify the Company in respect of all applicable liability to UK income tax and National Insurance Contributions and, if so required by the Company all liability to National Insurance Contributions for which the Company is liable which arises as a consequence of or in connection with your participation in the Option;

(ii)    to permit the Company to sell such number of shares allocated to you following exercise as will provide the Company with an amount equal to your UK tax liability; and to permit the Company to withhold an amount from any amount paid or payable to you;

(iii)   if so required by the Company, and, to the extent permitted by law, to enter into a joint election or other arrangements under which the liability for all or part of such employer’s national insurance contributions liability is transferred to you;

(iv)  if so required by the Company, to enter into a joint election within Section 431 of (UK) Income Tax (Earnings and Pensions) Act 2003 in respect of computing any tax charge on the acquisition of “restricted securities”; and

(v)   to sign all documents required by the Company to effect the terms of this provision.

As a condition of your participation in the Option, you unconditionally and irrevocably agree to indemnify the Company in respect of all applicable liability to UK income tax and employee National Insurance Contributions.

If payment or withholding of the tax due in connection with any benefit received under the Option is not made within ninety days after the end of the year in which the tax event occurs, or such other period specified in the income tax laws, the amount of any uncollected tax will

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constitute a loan owed by you to your employer. You agree that the loan will bear interest at then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”).

Notwithstanding the foregoing, if you are a director or executive officer of the Company, you will not be eligible for such a loan to cover the tax due as described above. In the event that tax is not timely collected or paid, the amount of any uncollected tax will constitute a benefit to you on which additional income tax and National Insurance Contributions will be payable. You acknowledge that the Company or your employer may recover any such additional taxes from you. You will also be responsible for reporting and paying all taxes due on this additional benefit directly to HMRC under the self-assessment regime.

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